Exhibit 99.1

Protective Life Corporation
Post Office Box 2606
Birmingham, AL 35202
Phone 205 268-1000

FOR IMMEDIATE RELEASE

Protective Reports Second Quarter 2014

Financial Results

•                  Operating earnings of $1.31 per share, up 36% over the prior year

•                  Net income of $1.33 per share, up 5% over the prior year

•                  Rolling 12-month operating ROE of 12.4%

•                  On June 3, announced agreement for Dai-ichi Life to acquire Protective

BIRMINGHAM, Alabama (August 4, 2014) — Protective Life Corporation (NYSE: PL) (“the Company”) today reported results for the second quarter of 2014. Net income for the second quarter of 2014 was $108.0 million or $1.33 per average diluted share, compared to $103.2 million or $1.27 per average diluted share in the second quarter of 2013.  After-tax operating income was $106.4 million or $1.31 per average diluted share, compared to $77.7 million or $0.96 per average diluted share in the second quarter of 2013.

Net income for the six months ended June 30, 2014 was $191.6 million or $2.36 per average diluted share, compared to $181.5 million or $2.24 per average diluted share for the six months ended June 30, 2013. After-tax operating income was $202.9 million or $2.50 per average diluted share, compared to $149.2 million or $1.84 per average diluted share for the six months ended June 30, 2013.

Business Segment Results

The table below sets forth business segment operating income before income tax for the periods shown:

Operating Income (Loss) Before Income Tax

			$
($ in thousands)	2Q14	2Q13	Change
Life Marketing	$26,349	$24,673	$1,676
Acquisitions	64,882	29,435	35,447
Annuities	55,258	36,382	18,876
Stable Value Products	17,287	22,464	(5,177)
Asset Protection	8,534	7,384	1,150
Corporate & Other	(12,555)	(2,483)	(10,072)
	$159,755	$117,855	$41,900

The following table reconciles segment operating income to consolidated net income:

($ in thousands)	2Q14	2Q13
Operating income before income tax	$159,755	$117,855
Realized investment gains (losses)	6,223	44,491
Less:
Amortization of deferred policy acquisition costs, value of business acquired, and benefits and settlement expenses	3,768	5,333
Income tax expense	54,233	53,814
Net income	$107,977	$103,199

Sales

The Company uses sales statistics to measure the relative progress of its marketing efforts. The Company derives these statistics from various sales tracking and administrative systems and not from its financial reporting systems or financial statements. These statistics measure only one of many factors that may affect future profitability of the business segments and therefore are not intended to be predictive of future profitability.

The table below sets forth business segment sales for the periods shown:

			$
($ in millions)	2Q14	2Q13	Change
Life Marketing	$32.8	$44.6	$(11.8)
Annuities	440.9	857.0	(416.1)
Stable Value Products	50.0	205.3	(155.3)
Asset Protection	129.6	126.5	3.1

Review of Business Segment Results

Life Marketing

Life Marketing segment pre-tax operating income was $26.3 million in the second quarter of 2014, representing an increase of $1.7 million from the three months ended June 30, 2013.  The increase resulted from higher investment income primarily due to an increase in universal life reserves and $1.8 million lower reinsurance settlement costs compared to the prior year’s second quarter.  These increases were partially offset by less favorable mortality and higher operating expenses.

Sales were $32.8 million for the current quarter, down $11.8 million, or 26%, compared to the second quarter of 2013.  Sales were up 16% sequentially over the first quarter of 2014.

Acquisitions

Acquisitions segment pre-tax operating income was a record $64.9 million in the second quarter of 2014 compared to $29.4 million in the second quarter of 2013.  This increase was primarily due to the impact of the MONY acquisition which added $31.2 million of operating income for the second quarter of 2014.

Annuities

Annuities segment pre-tax operating income was a record $55.3 million in the second quarter of 2014 compared to $36.4 million in the second quarter of 2013.

Fixed annuity pre-tax operating income was $20.7 million, compared to $12.6 million in the prior year. This increase was primarily due to a favorable change in credited interest and lower DAC amortization.  In addition, the second quarter of 2013 included an unfavorable $3.2 million guaranty fund allocation transferred to this segment from the Corporate & Other segment.

Variable annuity (“VA”) pre-tax operating income was $34.4 million, compared to $23.8 million in the second quarter of 2013. The increase included a $7.4 million net increase in revenue driven by higher policy fees and other income associated with the growth in account balances and lower DAC amortization as compared to the prior year’s second quarter.

Net cash flows for the segment remained positive during the quarter. Annuity account balances were $20.6 billion as of June 30, 2014, an increase of 9% over the past twelve months.  Sales in the second quarter of 2014 were $440.9 million compared to $857.0 million in the second quarter of 2013. Compared to sales in the first quarter of 2014, current quarter sales were up 6%. Variable annuity sales were $227.3 million compared to $718.9 million in the second quarter of 2013.  Fixed annuity sales were $213.6 million compared to $138.1 million in the prior year’s second quarter.

Stable Value Products

Stable Value Products segment pre-tax operating income was $17.3 million in the second quarter of 2014 compared to $22.5 million in the second quarter of 2013.  The decrease in operating earnings was primarily attributable to lower participating mortgage income and a decline in average account values.  Participating mortgage income for the three months ended June 30, 2014 was $0.5 million compared to $5.5 million for the three months ended June 30, 2013.  These unfavorable items were partially offset by a 2 basis point increase in the adjusted operating spread, which excludes participating income.

Account balances as of June 30, 2014 totaled $2.4 billion. Sales were $50.0 million for the three months ended June 30, 2014, compared to $205.3 million in the second quarter of 2013.

Asset Protection

Asset Protection segment pre-tax operating income was $8.5 million in the second quarter of 2014 compared to $7.4 million in the second quarter of 2013.  The increase resulted from a $0.7 million increase in service contract earnings due to lower expenses and a $0.7 million increase in credit insurance earnings due to lower loss ratios.  Earnings in the guaranteed asset protection (“GAP”) product line decreased $0.3 million due to higher loss ratios.

Sales were $129.6 million for the three months ended June 30, 2014, compared to $126.5 million in the second quarter of 2013. Service contract sales were $102.3 million compared to $99.2 million in the second quarter of 2013.  Credit insurance sales were $8.2 million compared to $9.9 million in the second quarter of 2013. Sales of the GAP product were $19.0 million compared to $17.5 million in the prior year’s second quarter.

Corporate & Other

Corporate & Other segment pre-tax operating loss was $12.6 million in the second quarter of 2014 compared to an operating loss of $2.5 million in the second quarter of 2013. The decrease was primarily due to a favorable $3.9 million guaranty fund allocation to business segments in the second quarter of 2013, higher overhead expenses, and a $2.5 million decrease in mortgage loan prepayment fee income.  These decreases were partially offset by a $2.5 million favorable variance related to gains on the repurchase of non-recourse funding obligations as compared to the three months ended June 30, 2013.

Share Repurchase Program

During the six months ended June 30, 2014, the Company did not repurchase any of its common stock.

Investments

•                  The net unrealized gain position on investments was $1.4 billion, after tax and DAC offsets, an improvement of $0.5 billion compared to June 30, 2013.

•                  Total cash and investments were $46.5 billion as of June 30, 2014.  This includes $0.6 billion of cash and short-term investments.

•                  During the second quarter of 2014, the Company had $1.5 million of pre-tax other-than-temporary impairment losses recognized in earnings.

•                  Nonperforming mortgage loans equaled $5.9 million as of June 30, 2014, representing 0.1% of the commercial mortgage loan portfolio.

Net Realized Investment/Derivative Activity

($ per average diluted share)	2Q14	2Q13

Net realized gain on securities	$0.16	$0.17
Modco net realized gain	0.07	0.15
Impairments	(0.01)	(0.03)
Derivatives related to VA contracts	(0.08)	0.07
Mortgage/real estate losses	(0.01)	(0.04)
FIA derivatives	(0.04)	—
All other	(0.07)	(0.01)
Total	$0.02	$0.31

Statutory Risk-Based Capital (“RBC”) and Total Adjusted Capital (“TAC”) at 6/30/14

The preliminary company action level RBC ratio is estimated to be in the range of 505% - 510%.  TAC is estimated to be $3.6 billion.

Agreement and Plan of Merger with The Dai-ichi Life Insurance Company

On June 3, 2014, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with The Dai-ichi Life Insurance Company, Limited, a kabushiki kaisha organized under the laws of Japan (“Dai-ichi”) and DL Investment (Delaware), Inc., a Delaware corporation and wholly owned subsidiary of Dai-ichi providing for the merger of DL Investment (Delaware), Inc. with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Dai-ichi.

The transaction is progressing as expected and the Company continues to expect closing in late 2014 or early 2015. Completion of the Merger remains subject to various closing conditions, including, but not limited to, approval by the Company’s shareholders, regulatory approvals in Japan and the U.S., and other customary closing conditions.  On July 25, 2014 the waiting period under the Hart-Scott-Rodino Antitrust improvements Act of 1976, as amended, terminated, pursuant to a grant of early termination by the Federal Trade Commission.  The Company expects to file its definitive proxy statement relating to the transaction in August 2014.  The date of the shareholder meeting for voting on the transaction will be announced at that time.

Operating income differs from the GAAP measure, net income, in that it excludes realized gains (losses) on investments and derivatives and related amortization.  The tables below reconcile operating income to net income:

Second Quarter Consolidated Results

($ in thousands; net of income tax)	2Q14	2Q13

After-tax operating income	$106,381	$77,747
Realized investment gains (losses) and related amortization
Investments	48,698	(77,552)
Derivatives	(47,102)	103,004
Net income	$107,977	$103,199

($ per average diluted share; net of income tax)	2Q14	2Q13

After-tax operating income	$1.31	$0.96
Realized investment gains (losses) and related amortization
Investments	0.60	(0.96)
Derivatives	(0.58)	1.27
Net income	$1.33	$1.27

For information relating to non-GAAP measures (operating income and shareowners’ equity per share excluding other comprehensive income (loss)) in this press release, please refer to the disclosure at the end of this press release and to the Company’s Supplemental Financial Information located on the Company’s website at www.protective.com.  All per share results in this press release are presented on a diluted basis, unless otherwise noted.

Reconciliation of Shareowners’ Equity, Excluding Accumulated Other Comprehensive Income

	June 30,	December 31,
($ in millions)	2014	2013
Shareowners’ equity	$4,756	$3,715
Less: Accumulated other comprehensive income	1,369	494
Shareowners’ equity, excluding accumulated other comprehensive income	$3,387	$3,221

Reconciliation of Shareowners’ Equity per share, Excluding Accumulated Other Comprehensive Income per share

	June 30,	December 31,
($ per common share outstanding)	2014	2013
Shareowners’ equity	$60.30	$47.28
Less: Accumulated other comprehensive income	17.35	6.29
Shareowners’ equity excluding accumulated other comprehensive income	$42.95	$40.99

Supplemental financial information is available on the Company’s website at www.protective.com in the Investor Relations section.

Information Relating to Non-GAAP Measures

Throughout this press release, GAAP refers to accounting principles generally accepted in the United States of America. Segment operating income (loss) is income before income tax, excluding realized gains and losses on investments and derivatives net of the amortization related to deferred acquisition costs (“DAC”), value of business acquired (“VOBA”), and benefits and settlement expenses. Operating earnings exclude changes in the guaranteed minimum withdrawal benefits (“GMWB”) embedded derivatives (excluding the portion attributed to economic cost), realized and unrealized gains (losses) on derivatives used to hedge the VA product, actual GMWB incurred claims and net of the related amortization of DAC attributed to each of these items.

Management believes that consolidated and segment operating income (loss) provides relevant and useful information to investors, as it represents the basis on which the performance of the Company’s business is internally assessed. Although the items excluded from consolidated and segment operating income (loss) may be significant components in understanding and assessing the Company’s overall financial performance, management believes that consolidated and segment operating income (loss) enhances an investor’s understanding of the Company’s results of operations by highlighting the income (loss) attributable to the normal, recurring operations of the Company’s business. As prescribed by GAAP, certain investments are recorded at their fair values with the resulting unrealized gains (losses) affected by a related adjustment to DAC and VOBA, net of income tax, reported as a component of total shareowners’ equity. The fair value of fixed maturities generally increase or decrease as interest rates change. The Company believes that an insurance company’s shareowners’ equity per share may be difficult to analyze without disclosing the effects of recording accumulated other comprehensive income (loss), including unrealized gains (losses) on investments.

Unlocking

The Company periodically reviews and updates as appropriate key assumptions on products using the Accounting Standards Codification (“ASC”) Financial Services-Insurance Topic, including future mortality, expenses, lapses, premium persistency, benefit utilization, investment yields, interest spreads, and equity market returns. Changes to these assumptions result in adjustments which increase or decrease DAC amortization and/or benefits and expenses. The periodic review and updating of assumptions is referred to as “unlocking”.  When referring to DAC amortization or unlocking on products covered under the ASC Financial Services-Insurance Topic, the reference is to changes in all balance sheet components amortized over estimated gross profits.

Forward-Looking Statements

This release includes “forward-looking statements” which express expectations of future events and/or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the Company cannot give assurance that such statements will prove to be correct. The factors which could affect the Company’s future results include, but are not limited to, general economic conditions and the following known risks and uncertainties: (1) the Merger is subject to various closing conditions, including regulatory and third party approvals; (2) failure to timely complete the Merger could adversely impact the Company’s stock price, business, financial condition, and results of operations; (3) the pendency of the Merger and operating restrictions contained in the Merger Agreement could adversely affect the Company’s business and operations; (4) Share Owner litigation against the Company, its Directors and/or Dai-ichi could delay or prevent the Merger and cause the Company to incur significant costs and expenses; (5) the Company’s debt ratings and the financial strength ratings of its insurance subsidiaries may be adversely affected by the transactions contemplated by the Merger Agreement; (6) the Company is exposed to the risks of natural and man-made disasters, pandemics, malicious acts, terrorist acts, and climate change, which could adversely affect its operations and results; (7) a disruption affecting the electronic systems of the Company or those on whom the Company relies could adversely affect the Company’s business, financial condition and results of operations; (8) confidential information maintained in the Company’s systems could be compromised or misappropriated, damaging the Company’s business and reputation and adversely affecting its financial condition and results of operations; (9) the Company’s results and financial condition may be negatively affected should actual experience differ from management’s assumptions and estimates; (10) the Company may not realize its anticipated financial results from its acquisitions strategy; (11) the Company may not be able to achieve the expected results from its recent acquisition; (12) assets allocated to the MONY Closed Block benefit only the holders of certain policies, and adverse performance of the Closed Block assets or adverse experience of the Closed Block liabilities may negatively affect the Company; (13) the Company is dependent upon the performance of others; (14) the Company’s risk management policies, practices, and procedures could leave it exposed to unidentified or unanticipated risks, which could negatively affect its business or result in losses; (15) the Company’s strategies for mitigating risks arising from its day-to-day operations may prove ineffective resulting in a material adverse effect on its results of operations and financial condition; (16) interest rate fluctuations and sustained periods of low interest rates could negatively affect its interest earnings and spread income, or otherwise impact its business; (17) the Company’s investments are subject to market and credit risks and these risks could be heightened during periods of extreme volatility or disruption in financial and credit markets; (18) equity market volatility could negatively impact the Company’s business; (19) the Company’s use of derivative financial instruments within its risk management strategy may not be effective or sufficient; (20) credit market volatility or disruption could adversely impact the Company’s financial condition or results from operations; (21) the Company’s ability to grow depends in large part upon the continued availability of capital; (22) the Company may be adversely affected by a ratings downgrade or other negative action by a ratings organization; (23) the Company could be forced to sell investments at a loss to cover policyholder withdrawals; (24) disruption of the capital and credit markets could negatively affect the Company’s ability to meet its liquidity and financing needs; (25) difficult general economic conditions could materially adversely affect the Company’s business and results of operations; (26) the Company may be required to establish a valuation allowance against its deferred tax assets, which could materially adversely affect its results of operations, financial condition, and capital position; (27) the Company could be adversely affected by an inability to access its credit facility; (28) the Company could be adversely affected by an inability to access FHLB lending; (29) the Company’s financial condition or results of operations could be adversely impacted if its assumptions regarding the fair value and future performance of its investments differ from actual experience; (30) the amount of statutory capital the Company has and must hold to maintain its financial strength and credit ratings and meet other requirements can vary significantly from time to time and is sensitive to a number of factors outside its control; (31) the Company operates as a holding company and depends on the ability of its subsidiaries to transfer funds to it to meet its obligations and pay dividends; (32) the Company is highly regulated and subject to routine audits, examinations and actions by regulators, law enforcement agencies and self-regulatory agencies; (33) changes to tax law or interpretations of existing tax law could adversely affect the Company and its ability to compete with non-insurance products or reduce the demand for certain insurance products; (34) the Company, like other financial services companies, is frequently the targets of legal proceedings, including class action litigation, which could result in substantial judgments; (35) the Company, as a publicly held company generally, and a participant in the financial services industry in particular, may be the target of law enforcement investigations and the focus of increased regulatory scrutiny; (36) new accounting rules or changes to existing accounting rules, or the grant of permitted accounting practices to competitors could negatively impact the Company; (37) the Company’s use of reinsurance introduces variability in its statements of income; (38) the Company’s reinsurers could fail to meet assumed obligations, increase rates, or otherwise be subject to adverse developments that could affect the Company; (39) the policy claims of the Company’s insurance subsidiaries may fluctuate from period to period resulting in earnings volatility; (40) the Company operates in a mature, highly competitive industry, which could limit its ability to gain or maintain its position in the industry and negatively affect profitability; (41) the Company’s ability to maintain competitive unit costs is dependent upon the level of new sales and persistency of existing business; and (42) the Company may not be able to protect its intellectual property and may be subject to infringement claims. Please refer to Risk Factors and Cautionary Factors that may Affect Future Results, which can be found in Part I, Item 1A of the Company’s most recent report on Form 10-K for more information about these factors.

Contacts:
Richard J. Bielen	Eva T. Robertson
Vice Chairman and Chief Financial Officer	Vice President, Investor Relations
(205) 268-3617	(205) 268-3912